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FOR IMMEDIATE RELEASE                                  contact: John M. DiRico
Full text available on PR NEWSWIRE                     phone: 717-291-2640

                                                       February 28, 1997



           Fulton Financial completes Woodstown National acquisition

          Woodstown, N.J. - Fulton Financial Corp. (Nasdaq: FULT) today (Feb.
28) completed its acquisition of The Woodstown National Bank & Trust Company in an approximately $72 million transaction.

          Under terms of a definitive (September 30) merger agreement, Woodstown shareholders will receive 1.6 shares of Fulton Financial common stock for each Woodstown National common stock share.

          Woodstown National had 1,800,000 shares of stock outstanding at the time of the transaction.

          The Woodstown National Bank & Trust Company, with $258 million in assets as of year end and 6 offices in Salem and Gloucester Counties, New Jersey, thus becomes Lancaster, Pa.-based Fulton Financial's tenth banking affiliate.

          Fulton Financial now has more than $4.0 billion in assets and 117 branches in Pennsylvania, Maryland, Delaware and New Jersey.

          Woodstown shareholders approved the merger at a special Jan. 22 meeting, and regulatory approvals were received shortly thereafter.

          In addition to Woodstown National Bank & Trust Company, Fulton Financial operates nine other affiliate banks: Fulton Bank, Lancaster; Farmers Trust Bank, Lebanon; Swineford National Bank, Middleburg; Lafayette Bank,
Easton; FNB Bank, N.A., Danville; Great Valley Savings Bank, Reading; Hagerstown Trust Company, Hagerstown, Md.;
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FULTON COMPLETES ACQUISITION                                               2-2-2

Delaware National Bank, Georgetown, Del.; and The Bank of Gloucester County, Woodbury, New Jersey.